<u>Consulting Service Agreement</u>

This Agreement is made effective as of **<u>May 1, 2021</u>** (the "Effective Date"), by and between John "JJ" Coyne ("CONSULTANT") and Major League Football, Inc. ("CLIENT").

In this Agreement, the party who is contracting to receive services shall be referred to as "CLIENT", and the party who will be providing the services shall be referred to as "CONSULTANT".

CONSULTANT has a background in,logistics,human resources, business and sports management and is willing to provide services to CLIENT based on this background.

CLIENT desires to have services provided by CONSULTANT.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on the Effective Date, CONSULTANT will provide the following services (collectively, the "Services") in the case of:

    A) Services as requested by CLIENT and agreed to by CONSULTANT including but not limited to the **<u>Contract Senior Executive Vice President of Client</u>**.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by CONSULTANT shall be determined by CONSULTANT. CLIENT will rely on CONSULTANT to work as many hours as may be reasonably necessary to fulfill CONSULTANT's obligations under this Agreement.

3. PAYMENT. CLIENT will pay a fee to CONSULTANT for the Services based on $7,000 per month, for an agreed period of one year.

4. TERM/TERMINATION. This Agreement is for an initial period from May 1, 2021 through April 30, 2022 and shall terminate automatically upon completion by CONSULTANT of the Services required by this Agreement, unless agreed to in writing by both parties.

5. RELATIONSHIP OF PARTIES. It is understood by the parties that CONSULTANT is an independent contractor with respect to CLIENT, and not an employee of CLIENT. CLIENT will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of CONSULTANT.

6. DISCLOSURE. CONSULTANT is required to disclose any outside activities or interests that conflict or may conflict with the best interests of CLIENT. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to any plaintiff(s) or defendant(s) involved in this case.

7. CONFIDENTIALITY. CONSULTANT recognizes that CLIENT as and will have medical and legal information which need to be protected from improper disclosure. In consideration for the disclosure of the Information, CONSULTANT agrees that CONSULTANT will not at any time or in any manner, either directly or indirectly, use any Information for CONSULTANT's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of CLIENT. CONSULTANT will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

8. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that CONSULTANT has disclosed (or has threatened to disclose) Information in violation of this Agreement, CLIENT shall be entitled to an injunction to restrain CONSULTANT from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. CLIENT shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

9. SERVICES TO THIRD PARTIES. The parties recognize that CONSULTANT may provide consulting services to other parties. However, CONSULTANT is bound by the confidentiality provisions of this Agreement, and CONSULTANT may not use the information, directly or indirectly, for the benefit of third parties.

10. RETURN OF RECORDS. Upon termination of this Agreement, CONSULTANT shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in CONSULTANT's possession or under CONSULTANT's control and that are CLIENT's property or relate to CLIENT's business.

11. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for CLIENT:	IF for CONSULTANT:
15515 Lemon Fish Drive Lakewood Ranch, FL 34202	9822 New Parke Rd Tampa, FL 33626

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

13. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

14. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

15. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

16. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida.

Consultant

By: ______________________________

John JJ Coyne
Senior Executive Vice President
Major League Football, Inc.

Client Major League Football, Inc

By: ______________________________

Francis J. Murtha, Contract President & CEO